Exhibit 99.1
Report of Independent Auditors and Consolidated Financial Statements for NEXUS Biosystems, Inc. December 31, 2010 MOSS-ADAMS LLP Certifled Public Accountants | Business Consultants Acumen. Agility. Answers.

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REPORT OF INDEPENDENT AUDITORS	1

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet	2
Consolidated Statement of Income	3
Consolidated Statement of Changes in Stockholders’ Equity	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6 – 24

REPORT OF INDEPENDENT AUDITORS
Board of Directors and Stockholders
NEXUS Biosystems, Inc.
We have audited the accompanying consolidated balance sheet of NEXUS Biosystems, Inc. (the “Company”) as of December 31, 2010, and the related consolidated statement of income, changes in stockholders’ equity, and cash flows for the year then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEXUS Biosystems, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
San Diego, California
July 22, 2011

NEXUS BIOSYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010

ASSETS
Current Assets
Cash and cash equivalents	$10,636,357
Restricted cash	422,576
Trade accounts receivable, net allowance for doubtful accounts of $47,000	8,430,819
Costs and estimated earnings in excess of billings on uncompleted contracts	646,177
Inventories	6,387,603
Deposits, prepaid expenses, and other current assets	1,318,386

Total current assets	27,841,918
Property and Equipment, net	10,529,940
Deferred Financing Costs, net	381,939
Intangible Assets, net	8,184,389

Total assets	$46,938,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,947,607
Accrued and other current liabilities	2,992,849
Customer deposits	1,797,307
Billings in excess of costs and estimated earnings on uncompleted contracts	1,174,641
Deferred revenue	2,427,946
Current portion of long-term debt	1,500,000

Total current liabilities	11,840,350
Long-Term Debt	3,500,000
Convertible Stockholder Notes	2,528,093
Warrant Liabilities	377,800
Deferred Income Taxes	1,537,976
Retirement Benefit Obligation	1,310,914
Other Liabilities	5,815,601

Total liabilities	26,910,734

Commitments and Contingencies (Note 3 and 9)
Stockholders’ Equity
Redeemable convertible preferred stock and stockholders’ equity
Series A-1 redeemable convertible preferred stock: $0.001 par value; 11,000,000 shares authorized; 8,000,000 shares issued and outstanding (liquidation preference of $1.00 at December 31, 2010)	7,854,381
Series B redeemable convertible preferred stock; $0.001 par value; 5,500,000 shares authorized; 3,536,375 shares issued and outstanding (liquidation preference of $1.00 at December 31, 2010)	4,041,193
Common stock; $0.001 par value; 22,500,000 shares authorized; 2,025,000 shares issued and outstanding	2,025
Additional paid-in capital	47,209
Accumulated other comprehensive income	1,121,792
Retained earnings	6,960,852

Total stockholders’ equity	20,027,452

Total liabilities and stockholders’ equity	$46,938,186

See accompanying notes	2

NEXUS BIOSYSTEMS, INC.
CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2010

REVENUES	$32,155,827

COST OF REVENUES	16,309,871

Gross profit	15,845,956

OPERATING EXPENSES
Selling, general, and administrative	6,870,734
Research and development	5,153,406

Total operating expenses	12,024,140

Income from operations	3,821,816

OTHER INCOME (EXPENSE)
Interest expense	(530,637)
Gain on fair value of net assets in excess of cost of acquisition	12,044,454
Change in fair value of warrant liabilities	47,000
Other	(528,489)

Income before provision for incomes taxes	14,854,144

PROVISION FOR INCOME TAXES	(667,017)

Net income	14,187,127

CUMULATIVE TRANSLATION ADJUSTMENTS	1,118,037

Comprehensive income	$15,305,164

See accompanying notes	3

NEXUS BIOSYSTEMS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2010

					Convertible				Accumulated
	Series A-1		Series B Convertible		Preferred				Other	Total	Total
	Preferred Stock		Preferred Stock		Stock to be	Common Stock		Additional Paid-in	Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Issued	Shares	Amount	Capital	Income	Earnings	Equity
BALANCE, DECEMBER 31, 2009	8,000,000	$7,796,994	3,213,598	$3,450,012	$343,118	2,025,000	$2,025	$310,521	$3,755	$(7,226,275)	$4,680,150

Accretion of Series A-1 preferred stock to redemption value	-	57,387	-	-	-	-	-	(57,387)	-	-	-
Issuance of Series B preferred stock	-	-	322,777	344,535	(343,118)	-	-	-	-	-	1,417
Stock based compensation	-	-	-	-	-	-	-	40,721	-	-	40,721
Series B preferred dividend accrual	-	-	-	246,646	-	-	-	(246,646)	-	-	-
Cumulative translation adjustments	-	-	-	-	-	-	-	-	1,118,037	-	1,118,037
Net income	-	-	-	-	-	-	-	-	-	14,187,127	14,187,127

BALANCE, DECEMBER 31, 2010	8,000,000	$7,854,381	3,536,375	$4,041,193	$-	$2,025,000	$2,025	$47,209	$1,121,792	$6,960,852	$20,027,452

See accompanying notes.	4

NEXUS BIOSYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010

OPERATING ACTIVITIES
Net income	$14,187,127
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,387,038
Stock-based compensation expense	40,721
Change in fair value of warrants	(47,000)
Accretion	145,989
Gain on fair value of net assets in excess of cost of acquisition	(12,044,454)
Changes in operating assets and liabilities:
Restricted cash	(422,576)
Trade accounts receivable	266,149
Costs and estimated earnings in excess of billings on uncompleted contracts	(646,177)
Inventories	2,248,916
Deposits, prepaid expenses, and other current assets	(781,382)
Accounts payable	(1,330,311)
Accrued and other current liabilities	1,802,109
Customer deposits	(6,847,495)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,174,641
Retirement benefit	(160,560)
Deferred revenue	(171,775)
Deferred income taxes	301,384

Net cash (used in) operating activities	(897,656)

INVESTING ACTIVITIES
Cash acquired from acquisition of REMP, net of cash paid of $10,748,881	1,363,934
Purchase of intangible assets	-
Purchase of property and equipment	(560,678)

Net cash provided by investing activities	803,256

FINANCING ACTIVITIES
Debt issuance costs	(276,627)
Proceeds from bank term loan	5,000,000
Capital lease principal payments	(28,070)

Net cash provided by financing activities	4,695,303

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	59,622

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,660,525

CASH AND CASH EQUIVALENTS
Beginning of year	5,975,832

End of year	$10,636,357

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for:
Interest	$100,423

Income taxes	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES

Purchases of property and equipment for which accounts payable were outstanding at year-end	$9,178

Accrued dividends for Series B convertible preferred stock	$246,646

Issuance of Series B Preferred Stock	$1,417

Issuance of Warrant liabilities	$139,800

See accompanying notes.	5

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Nature of Operations
NEXUS Biosystems, Inc. (“NEXUS” or the “Company”) was incorporated in California in September 2005 as Irori Discovery, Inc., and was reincorporated as a Delaware corporation in August 2009. NEXUS develops, manufactures, and installs automated sample management systems for pharmaceutical, biotech, agrichemical, and research institutions worldwide. NEXUS also provides a variety of consumable products and devices and repair and maintenance services to the same type of customers. The Company is headquartered in Poway, California, and has subsidiary operations in Oberdiessbach, Switzerland, Tokyo, Japan, and Munich, Germany. The operations of these subsidiaries are reported within the consolidated financial statements of the Company.
Note 2 – Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

Basis of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NEXUS Biosystems AG (formerly Remp AG)(“NEXUS AG”), NEXUS Biosystems Holding GmbH, Aurora Discovery, Inc. (“Aurora”), NEXUS Biosystems Nihon K.K. (“NEXUS-Japan”) and NEXUS Biosystems GmbH (“NEXUS-Germany”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The recorded value approximates the fair value due to the short maturities of these instruments. The Company maintains its cash and cash equivalents in bank accounts, which, at times, may exceed federally insured deposit limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

Restricted Cash: As of December 31, 2010, $422,756 (including Swiss Francs (“CHF”) 200,000) of cash is maintained in restricted bank accounts as collateral under outstanding letters of credit and bank guarantees.

Accounts Receivable: Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company’s accounts receivable have been reduced by an allowance for doubtful accounts of $47,000 at December 31, 2010, which is the best estimate of the amount of probable credit losses in existing accounts receivable. Among other factors, this estimate is based upon specifically identified credit issues, as well as historical experience and the aging of the receivables.

The Company records allowances against trade receivables for estimated credit losses. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions of the customer’s country or industry, historical losses, and customer credit-worthiness. Amounts determined to be uncollectible are charged against the allowance.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments: The fair value of financial instruments reflects the amount that would be received to sell an asset or settled to transfer a liability in an orderly transaction between market participants at the measurement date. For certain financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses included in the Company’s consolidated financial statements, the carrying amounts are reasonable estimates of fair value due to their short-term maturities. For other financial instruments, including convertible stockholder notes and warrant liabilities, the fair value may differ from the carrying value due to their long-term maturities.

According to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “Codification”) Topic 820, Fair Value Measurements and Disclosures, (“ASC 820”) there are three levels of inputs that may be used to measure fair value:
Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.
In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for its financial liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Total
	Fair	Fair Value Determined Under:
Description	Value	(Level 1)	(Level 2)	(Level 3)
Warrant liabilities	$377,800	$-	$377,800	$-
Foreign Currency Translation Adjustments: Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the consolidated balance sheet date, and revenue and expense items are translated based upon the average exchange rate during the reporting period. Foreign currency translation gains and losses are included as a separate component of accumulated other comprehensive income. Transactions denominated in currencies other than the functional currencies are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized (based upon settlement of the transactions.)

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the weighted average method (approximating first-in, first-out), and includes component costs, labor, other direct costs of production, and manufacturing overhead costs. Inventories consist primarily of component parts, subassemblies, and finished products held for sale. The allocation of manufacturing overhead to conversion costs is based on normal capacity. In assessing the market value of its inventory, the Company compares, on an item by item basis, the amount of inventory on hand with its latest forecasted requirements and also considers market value to determine if write-downs for excess, obsolete, or impaired inventory are required.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)
Property and Equipment: Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of two to seven years. Upon sale or retirement of property or equipment, the related costs and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of net income or loss. Maintenance and repairs are charged to expense as incurred.

Impairment of Long-lived Assets: The Company assesses the recoverability of its long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. The Company does not consider its long-lived assets to be impaired as of December 31, 2010.

Intangible Assets: Intangible assets consist primarily of completed technology, customer relationships, and the trade names acquired in conjunction with the Aurora acquisition in 2009 and the NEXUS AG acquisition in 2010. The acquired intangible assets are being amortized on a straight-line basis over five to fifteen-year periods based on their estimated economic lives.

Customer Deposits: The Company regularly receives advance payments relating to the installation of systems. Such advance payments are recorded as liabilities within the consolidated balance sheet until customer acceptance has been received and revenues are recognized.

Warranties and Service Contracts: The Company provides warranties for one full year from the date of shipment for most of its products or from the date of customer acceptance on installation of systems. The Company provides for estimated future costs under unexpired standard product warranties at the consolidated balance sheet date based upon historical experience. Extended warranties and service contracts are sold separately, recorded within deferred revenue, and recognized ratably over the related service period; costs associated with these contracts are expensed as incurred.

Deferred Rent: The Company records rent expense on a straight-line basis over the full term of the facility operating leases. In cases where escalating lease payments exist, the difference between cash payments made and the periodic straight-line rent expense is offset to accrued and other current liabilities within the consolidated balance sheet.

Deferred Financing Costs: Deferred financing costs consist of fees and expenses incurred in connection with debt issuance. Deferred financing costs are being amortized as interest expense over the terms of the related debt obligations.

Revenue: Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Sales of consumables and devices are generally from finished goods inventories and are recognized as revenue upon shipment to the customer.

Percentage of completion revenue recognition is applied when the Company can reasonably estimate costs and progress toward completion. Revenue is recognized as work progresses based on the percentage that incurred costs to date bear to estimated total costs. If the Company is unable to reasonably estimate costs and progress toward completion, the completed contract method of revenue recognition is utilized. Notwithstanding the recognition of revenue using this method, the contracts are reviewed on a regular basis to determine whether a loss exists. A loss will be accrued in the period in which estimated contract revenue is less than the current estimate of total contract costs.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)
As of January 1, 2010, the Company was able to reasonably estimate costs for certain units. Using percentage of completion for these units resulted in an increase in revenue, gross profits, and net income of $5,523,758, $2,980,769, and$2,672,642, respectively, that would have been recognized in a future period.

Contract costs include all direct material, labor, and those indirect costs related to contract performance such as supplies, repairs, and insurance. General and administrative costs are charged to expenses as incurred. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenue and are recognized in the period in which such adjustments are determined. The Company evaluates its in-process contracts and recognizes a loss for any forecasted losses as of the end of the reporting period.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in advance of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in advance of revenues recognized. Assets and liabilities related to long-term contracts may be included in current assets and current liabilities in the accompanying consolidated balance sheet.

Revenue for service contracts on systems and devices are recognized ratably over the term of the contract, which generally are from six to twelve months.

Shipping and Handling: ASC Topic 605, Revenue Recognition, requires shipping and handling fees billed to customers to be classified as revenue, and shipping and handling costs to be classified as either cost of revenue or disclosed in the notes to the consolidated financial statements. The Company includes shipping and handling fees billed to customers in revenue. Shipping and handling costs associated with both inbound and outbound freight are included in cost of revenue.

Advertising and Promotion: Advertising and promotion costs are charged to selling, general, and administrative expense as incurred.

Research and Development: Research and development costs are expensed as incurred.

Income Taxes: The Company accounts for income taxes in accordance with the asset and liability approach for financial accounting and reporting of income taxes. Deferred taxes are provided on temporary differences between the recognition of income and expenses for financial statement and income tax purposes based on the provisions of the enacted tax law.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statement of income as income tax expense.

Accounting for Equity Compensation: The Company accounts for equity compensation in accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”). Share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	– Summary of Significant Accounting Policies (Continued)

ASC 718 requires the fair value of share-based payment awards to be estimated on the date of grant using an option-pricing model, such as the Black-Scholes valuation model. The Black-Scholes valuation model requires multiple subjective inputs, including a measure of expected future volatility. The Company’s stock options do not have a readily available market. Consequently, the expected future volatility is based on comparable publicly traded companies in a similar industry. The expected term of options granted represents the period of time that options granted are expected to be outstanding and is estimated using information of similar companies. The risk-free interest rate assumption is based upon observed interest rates during the period appropriate for the expected term of the options. The dividend yield assumption is based on the expectation of no future dividend payouts by the Company.

Comprehensive Income: ASC Topic 220, Comprehensive Income, requires that the Company report all components of comprehensive income, including net income, in the consolidated financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income (loss) for the Company includes net income and the cumulative translation adjustment and is reported in the consolidated statement of income.

Subsequent Events: Subsequent events are events or transactions that occur after the consolidated balance sheet date, but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the consolidated balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the consolidated balance sheet date, but arose after the consolidated balance sheet date and before the consolidated financial statements are available to be issued. The Company has evaluated subsequent events through July 22, 2011, which is the date the consolidated financial statements are available for issuance.

Note 3	– Business Combination

Share and Asset Purchase Agreement with Tecan Group AG: On September 1, 2010 (“Closing Date”), the Company acquired all of the shares of NEXUS AG (formerly Remp AG), a wholly owned subsidiary of Tecan Group AG (“Seller”), and certain related assets owned by the Seller. NEXUS AG, based in Oberdiessbach, Switzerland, is a global provider of sample management systems and related services, instruments, and consumables. NEXUS AG has research and development, manufacturing, sales, and customer support operations at its Switzerland location. The other operations acquired in the same transaction provide direct sales and customer support for Remp products in Germany, Japan, and the United States. The total fair value of the consideration provided to the Seller was $16,049,900, consisting of cash payments of $10,748,881 and the net present value of estimated additional purchase price payments of $5,301,019. The additional purchase price is payable in four increments based on 5 percent of the combined revenues attributable to the sale of products and services of the Company during the period from September 1, 2010 through December 31, 2010; January 1, 2011 through December 31, 2012; January 1, 2011 through December 31, 2012; and January 1, 2013 through February 28, 2013. The minimum additional purchase price payable during the period is CHF 4,355,400 (approximately $4,274,390) and the maximum is CHF 7,743,000 (approximately $7,598,980).

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3	– Business Combination (Continued)
The acquisition of NEXUS AG has been accounted for as a business combination in accordance with accounting principles generally accepted in the United States of America. The current authoritative guidance requires, among other things, that assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the acquisition date.

The purchase price for the NEXUS AG acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, as follows:

Current assets	$21,707,713
Property, plant, and equipment	9,017,495
Intangible assets	5,604,938
Other non-current assets	286,610
Current liabilities	(5,934,928)
Retirement benefit obligation	(1,471,474)
Deferred tax liability	(1,116,000)

$28,094,354

The fair value of the identifiable assets acquired and liabilities assumed of $28,094,354 exceeded the fair value of the purchase price of the business of $16,049,900. Consequently, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. As a result, the Company recognized a gain of $12,044,454 associated with the acquisition. The gain is included in the line item “Gain on fair value of net assets in excess of cost of acquisition” in the consolidated statement of income.

Of the acquired intangible assets, $4,000,000 was assigned to the Remp trade name; $1,000,000 was assigned to developed technology; and $600,000 was assigned to customer relationships as of the acquisition date. The trade name and developed technology was valued using a relief from royalty income method. Customer relationships were valued using the multi-period excess earnings method.

Included in other income in the consolidated statement of income for the year ended December 31, 2010 were pretax charges totaling $1,079,707 for advisory, legal, accounting, and other acquisition-related costs in connection with the acquisition.

Acquisition of Aurora Discovery, Inc. (“Aurora”): In December 2009, the Company acquired Aurora through the issuance or commitment to issue total equity consideration of $4,193,656. Funds for the acquisition were provided to the Company through issuing an aggregate of 3,927,726 shares of NEXUS Series B Redeemable Convertible Preferred Stock (“Series B preferred stock”), including “holdback amount” and “management bonus” shares (see below). The fair value of the Series B preferred stock on the acquisition date was approximately $1.068 per share, which amounts to $4,193,656.

Pursuant to the terms of the acquisition agreement, the Company held back and retained 10 percent of the total equity consideration given, or 392,768 shares (the “holdback amount” or “holdback shares”), until June 1, 2011 (the “holdback release date”). To the extent indemnified claims are not made against the holdback amount, the Company will issue the holdback shares on the holdback release date. A non-current liability of $417,945 is included in “Other Liabilities” in the accompanying consolidated balance sheet as of December 31, 2010. The shares have not been issued pending resolution of the litigation disclosed as a subsequent event in Note 16.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3	– Business Combination (Continued)

Additionally, pursuant to the terms of the acquisition agreement, 357,066 shares of Series B preferred stock were issued, subject to the 10 percent holdback clause, for a net amount of 321,360 shares (the “management bonus”) in the amount of $343,118. These shares were issued to two members of Aurora management on January 15, 2010.

Note 4	– Inventory

Inventories consisted of the following categories at December 31, 2010:

Raw materials	$3,483,183
Work in process	2,387,368
Finished goods	517,052

$6,387,603

Raw materials include materials and finished component parts used in production. Work in process includes manufacturing jobs in process and the accumulated costs for systems installation contracts in progress that are accounted for under the completed contract method of revenue and cost recognition. Finished goods include purchased and manufactured inventory held for sale.

Note 5	– Property and Equipment

Property and equipment consist of the following at December 31, 2010:

	Estimated
	useful life
	(years)
Land and buildings	20-40	$9,166,018
Manufacturing equipment, molds, and tools	5-7	1,545,233
Demo equipment	2	466,402
Computer equipment	3	375,570
Furniture and fixtures	7	157,757
Vehicles	1-5	47,332
Computer software	3	29,896

Total property and equipment		11,788,208
Less: Accumulated depreciation and amortization		(1,258,268)

Net property and equipment		$10,529,940

Depreciation and amortization expense on property and equipment for the year ended December 31, 2010 was $886,204.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Intangible Assets
The following sets forth the intangible assets by major category:

		As of December 31, 2010
	Estimated	Gross
	useful life	Carrying	Accumulated
	(years)	Amount	Amortization
Customer relationships	5	$1,245,247	$(171,968)
Completed technology	3-10	3,114,455	(523,553)
Trade name	10-15	4,645,449	(129,849)
Software	5	4,938	(330)

Total intangible assets		$9,010,089	$(825,700)

Amortization expense on intangible assets with finite lives was $487,697 for the year ended December 31, 2010. Future amortization expense associated with the intangible assets’ carrying value is as follows:

Twelve months ending December 31,
2011	$889,457
2012	850,271
2013	850,271
2014	840,799
2015	687,401
Thereafter	4,066,190

$8,184,389

Note 7	– Convertible Stockholder Notes
In connection with a recapitalization of the Company in 2009, the Convertible Stockholder Notes (“Amended 2006 Notes” and “Amended 2008 Notes”), together with warrants to purchase an aggregate of 525,000 shares of Series A stock, were amended and restated effective as of October 12, 2009. The Amended 2006 Notes are convertible into shares of Series B preferred stock; the Amended 2008 Notes are convertible into shares of Series A-1 preferred stock. The maturity dates of all notes are the earlier of June 15, 2014 or upon an event of default. The interest rate on the Amended 2008 Notes is 7 percent per annum (or 9 percent per annum in an event of default), compounded quarterly, and due at the earlier of the maturity of the notes or upon conversion of the notes. The interest rate on the Amended 2006 Notes is 7 percent per annum, compounded quarterly, and due at the earlier of the maturity of the notes or upon conversion of the notes. The exercise price of all warrants is initially $1.00, and subject to adjustment for dividends and stock splits/reverse stock splits thereafter. All underlying warrants are exercisable to purchase shares of Series A-1 preferred stock.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7	– Convertible Stockholder Notes (Continued)
The warrants associated with the Amended 2006 Notes and the Amended 2008 Notes were ascribed fair values of $31,000 and $207,000, respectively, based on the Black-Scholes valuation model. The warrants are recorded as a discount to the respective notes, and are amortized to interest expense over the earlier of the expiration date of the warrants or the maturity date of the notes. The warrants are classified as long-term warrant liabilities within the consolidated balance sheet at December 31, 2010. Changes in the fair value of the liability between reporting periods, as determined by the Black-Scholes valuation model, are recorded within operating expenses on the consolidated statement of income. For the year ended December 31, 2010, the aggregate increase in fair value of the warrant liabilities resulted in a benefit of $47,000 to “Change in fair value of warrant liabilities” in the consolidated statement of income.

The outstanding balance of the Amended 2006 and 2008 Notes as of December 31, 2010 was $978,193 and $1,515,355, respectively. The balances are net of warrant accretion of $5,488 and $29,057, respectively.

At December 31, 2010, $43,167 in deferred financing costs related to the Amended 2006 Notes and the Amended 2008 Notes were capitalized within long-term assets in the consolidated balance sheet, net of accumulated amortization of $11,529.
Note 8	– Revolving Credit Facility and Term Loan
To fund the NEXUS AG acquisition, the Company entered into a financing agreement on September 1, 2010 for an aggregate amount of $12,000,000, consisting of $7,000,000 in a revolving credit facility and $5,000,000 in a term loan.

Total draw-downs made under the revolving credit facility were $6,000,000. The annual interest rate applicable to the revolving credit facility was the greater of 2.5 percent above prime or 6 percent. On September 3, 2010, the Company paid off the full principal balance of the revolving credit facility. There have been no additional draws.

The interest rate on the term loan is the greater of 3.5 percent above prime or 7 percent. Interest payments on the term loan are payable monthly commencing October 1, 2010 and occurring through the maturity date of the loan. Any amount of the term loan which is outstanding on March 1, 2011 is payable in monthly installments over a 30-month period commencing on April 1, 2011 and ending on September 1, 2013. Under the terms of the loan agreements, the Company must maintain certain covenants, including providing audited financial statements and maintaining a liquidity ratio of at least 1.5:1.0. The facilities are senior to any other debt owed by the Company, and secured by all of the Company’s assets. The Company is in compliance with or has obtained a waiver for all covenants.

As partial consideration for providing the loans, the lender received a warrant to purchase up to 250,000 Series B Preferred Stock at an exercise price of $1.00 per share. The warrants were ascribed a value of $139,800 based on the Black-Scholes valuation model.

At December 31, 2010, $224,982 in deferred financing costs related to the revolving credit facility and term loan were capitalized within long-term assets in the consolidated balance sheet, net of accumulated amortization of $51,645.

As of December 31, 2010, the outstanding term loan balance was $5,000,000.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Commitments and Contingencies
Leases: In May 2010, the Company entered into a new operating lease for office and manufacturing space. The lease commenced on August 1, 2010, and expires after a five-year term on July 31, 2015. At the option of the Company, the lease may be extended for one additional period of five years. The Company is also responsible for its pro-rata share of facility operating costs, as well as real property taxes.

The Company leases equipment and office warehouse facilities under long-term capital and operating lease agreements with terms ranging from one to five years with aggregate monthly payments of approximately $8,125. At December 31, 2010, all leases are short-term in nature and set to expire in 2010 with the exception of the Tokyo office space, which was entered into on December 1, 2010 and ends on November 30, 2012.

The annual minimum lease payments under the two leases at December 31, 2010 are as follows:

Years ending December 31,
2011	$575,896
2012	563,214
2013	542,329
2014	558,598
Thereafter	346,153

$2,586,190

Rent expense, including common area maintenance expenses, incurred under the current and former facilities operating leases was $673,109 for the year ended December 31, 2010.

Purchase Commitments: Under the terms of a non-cancelable purchase contract entered by NEXUS AG with a supplier in July 2009, as amended in June 2011, the Company is obligated to pay non-refundable deposits of CHF 840,000 (approximately $1,000,000), to be applied against certain purchases from the supplier through May 2012.
Note 10 – Product Warranties and Service Contracts
Standard Warranties: The Company provides warranties for one full year from the date of shipment for most of its products and from the date of customer acceptance on most systems installations. The Company provides for the estimated future costs under unexpired standard product warranties at the consolidated balance sheet date based upon historical experience.

A reconciliation of accrued product warranty costs for the year ended December 31, 2010 is as follows:

Beginning Balance	$298,620

Liability assumed in business combination (Note 3)	186,910
Payments made during the reporting period	(459,248)
Accrual related to the units sold during the reporting period	455,165

Ending Balance	$481,447

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10	– Product Warranties and Service Contracts (Continued)
Extended Warranties and Service Contracts: The Company also sells separate extended warranty or maintenance service contracts, which are recorded as deferred revenue and recognized as service revenue ratably over the related service period. Costs associated with these contracts are expensed as incurred.

A reconciliation of deferred revenue associated with extended warranty/service contracts for the year ended December 31, 2010 is as follows:

Beginning Balance	$163,477

Liability assumed in business combination (Note 3)	2,375,513
Revenue recognized during the reporting period	(2,733,325)
Accrual related to sales deferred during the reporting period	2,622,281

Ending Balance	$2,427,946

Note 11	– Related-party Transactions
Convertible Stockholder Notes: Included in the convertible stockholder notes and associated warrants are certain amounts due to employees, officers, and/or directors of the Company, or entities affiliated with these individuals. Specifically, until the recapitalization of the Company in June 2009, all of the notes were due to five of the seven original equity investors of the Company in varying amounts, who also maintained representation on the Company’s Board of Directors. Two of these five investors and/or directors were the Chief Executive Officer and the Vice President of Operations of the Company, and both separately held $37,108, or an aggregate $74,216, of the total outstanding principal balance of the notes at December 31, 2010. Two of the new equity investors of the Company hold the remaining outstanding principal balance of the amended notes at December 31, 2010, and also maintain representation on the Company’s Board of Directors. Excluding the Chief Executive Officer and the Vice President of Operations, the aforementioned original investors no longer hold equity interests or maintain representation on the Company’s Board of Directors at December 31, 2010.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12	– Income Taxes

The income tax expense for the twelve months ended December 31, 2010 consists of the following:

Current Tax Provision
Domestic	$84,000
Foreign	273,000

Total current tax provision	357,000

Deferred Tax Provision
Domestic	-
Foreign	310,000

Total deferred tax provision	310,000

Net provision from income taxes	$667,000

Significant components of the Company’s net deferred tax assets at December 31, 2010 are as follows:

Deferred Tax Assets
Net operating losses	$3,116,000
Research credits	721,000
Inventory reserve	637,000
Foreign fixed assets	361,000
Other	923,000

Total deferred tax assets	5,758,000

Deferred Tax Liabilities
Intangible assets	(2,279,000)
Foreign fixed assets	(621,000)
Other	(737,000)

Total deferred tax liabilities	(3,637,000)

Net deferred tax assets before valuation allowance	2,121,000
Less: Valuation allowance	(3,659,000)

Total net deferred tax liabilities	$(1,538,000)

The Company has established a valuation allowance against its net U.S. deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12	– Income Taxes (Continued)
At December 31, 2010, the Company had federal net operating loss carryforwards of approximately $10,048,000 and state net operating loss carryforwards of approximately $8,066,000, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards begin to expire in 2025. The state net operating loss carryforwards begin to expire in 2013. The Company also has Swiss federal and state operating loss carryforwards of approximately $900,000, which may be available to offset future taxable income for tax purposes. These Swiss net operating loss carryforwards begin to expire in 2017. The Company also has U.S. federal and state research tax credit carryforwards of approximately $668,000 and $559,000, respectively, at December 31, 2010. These carryforwards will begin expiring, if unused, in 2023 except as they pertain to California research tax credit carryforwards, which continue indefinitely. The Company has determined that there were ownership changes as a result of the transactions on June 15, 2009 and December 2, 2009. Pursuant to Section 382 and Section 383 of the Internal Revenue Code, annual use of the Company’s U.S. net operating loss carryforwards and credit carryforwards is limited as a result of cumulative changes of ownership resulting in a change of control of the Company. The Company has reduced the deferred tax assets by the amount expected to expire before use due to these limitations.

The Company files income tax returns in the U.S. federal jurisdiction, Switzerland, and various U.S. and foreign state jurisdictions. The Company is no longer subject to income tax examinations by taxing authorities for years before 2007 for its federal filings and 2006 for its California filings. The Company does not have any uncertain tax positions. As of December 31, 2010, there is no accrued interest or penalties recorded in the consolidated financial statements.
Note 13	– Employee Benefit Plan
The Company sponsors an employee benefit plan covering substantially all employees of NEXUS Biosystems AG, located in Switzerland. Admittance for risk benefits (disability and death) is as of January 1 for employees who are age 17 or older. Admittance into the pension plan with retirement pension occurs as of January 1 for employees who are age 24 or older. Pension benefits are based on the accumulated savings capital that comprises the sum of all savings credits, plus the credited interest, plus the vested benefits brought in. The amount of the savings credit is based on the employee’s age. The Company’s funding policy is to contribute the larger of the amount required to fully fund the plan’s current liability or the amount necessary to meet the applicable regulations. The measurement date for the pension plan is December 31.

The fair values of the Company’s pension plan assets at December 31, 2010, by asset category, are as follows:

	Pension Plan Assets
	Fair Value Measurements
	December 31, 2010
		Quoted Prices	Significant	Significant
		in	Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Annuity insurance	$8,551,097	$-	$8,551,097	$-
Cash and cash equivalents	1,138,566	1,138,566	-	-

	$9,689,663	$1,138,566	$8,551,097	$-

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13	– Employee Benefit Plan (Continued)
The projected benefit obligation and the service cost are calculated using the projected unit credit method (“PUC”). Under this method, each period of service gives rise to an additional unit of benefit entitlement and each unit is measured separately to build up the financial obligation. The service cost is the expected cost of meeting future pension benefits with respect to the service accruing the year following the valuation date, as well as the cost of the additional future death and disability benefits.

CHANGE IN PROJECTED BENEFIT OBLIGATION
Net obligation at September 1, 2010	$10,184,646
Service cost	286,880
Interest cost	119,651
Employee contributions	128,789
Benefit payments	(356,060)
Premiums paid	(77,163)
Actuarial gain	(221,517)

Benefit obligation at end of year	10,065,226

CHANGE IN PLAN ASSETS
Fair value of plan assets at September 1, 2010	8,590,974
Actual return on plan assets	274,586
Employer contributions	193,186
Employee contributions	128,789
Benefit payments	(356,060)
Premiums paid	(77,163)

Fair value of plan assets at end of year	8,754,312

Funded status of plan assets at end of year	(1,310,914)

Net recorded liability at end of year	$(1,310,914)

The key actuarial assumptions used to determine the post-retirement benefit obligations as of December 31, 2010 are as follows:

Discount rate	2.75%
Rate for projection of savings capital	2.00%
Expected return on assets	2.30%
Future salary increases	1.75%
Future pension increases	0.25%
The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2011	$21,258
2012	26,573
2013	27,635
2014	28,698
2015	29,761
2016-2020	383,707

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13	– Employee Benefit Plan (Continued)
The assets and liabilities of the pension plan are affected by changing market conditions as well as when actual plan experience is different than assumed. Such events result in investment gains and losses, which the Company defers and recognizes in pension benefit costs over a period of years. The Company uses the asset smoothing method for its pension plan. This method develops an asset value that recognizes realized and unrealized investment gains and losses. This adjusted asset value, known as the market-related value of assets, is used in conjunction with an expected long-term rate of return to determine the expected return-on-assets component of net periodic cost.

The Company recognizes the overfunded or underfunded status of the defined benefit pension plan as assets or liabilities, respectively; unrecognized changes or credits in these assets and/or liabilities are recorded to other comprehensive income (loss) on the balance sheet.

NET PERIODIC BENEFIT COST AND AMOUNTS
RECOGNIZED IN OTHER COMPREHENSIVE INCOME

Net periodic benefit cost:
Service cost	$286,880
Interest cost	119,651
Expected return on assets	(86,848)
Amortization of prior service cost	(110,542)
Amortization of net loss	9,576

Total	218,717

OTHER CHANGES IN PLAN ASSETS AND BENEFIT
OBLIGATIONS RECOGNIZED IN OTHER COMPREHENSIVE INCOME

Net gain	(409,255)
Amortization of prior service gain	110,542
Amortization of net loss	(9,576)

(308,289)

Total recognized in net periodic benefit cost and other comprehensive income	$(89,572)

Note 14	– Preferred Stock
Convertible Preferred Stock: Concurrent with the Series A-1 preferred stock financing on June 15, 2009, the Company converted all existing shares of Series A preferred stock into an equal number of shares of Series A-1 preferred stock, and Series A was extinguished. Immediately after the Series A-1 financing, the total amount of Series A-1 preferred stock outstanding was $7,710,110, net of offering costs of $289,890. At December 31, 2010, the carrying value of Series A-1 preferred stock was $7,854,381, with accretion of offering costs of $57,387 recognized as interest expense in the consolidated statement of income for the year then ended.

In December 2009, the Company issued 322,777 shares of Series B Convertible Redeemable Preferred Stock in connection with a 2009 acquisition. At December 31, 2010, the carrying value of Series B preferred stock was $4,041,193.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14	– Preferred Stock (Continued)
Voting: The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. The holders of the common stock are entitled to one vote for each share held. The holders of preferred stock (as adjusted for stock dividends, splits, and the like), voting as a separate class, are entitled to elect or remove three members of the Board of Directors any time such matters are submitted to stockholders for a vote.

Dividends: The holders of the issued and outstanding Series B preferred stock are entitled to receive cumulative dividends at a rate of 7 percent of the original issue price of $1.00 per share. The dividends accrue after adjusting for stock dividends, combinations, stock splits, recapitalization, and similar events, per annum, whether or not earned or declared by the Board of Directors (the “Board”). Dividends are payable when, as, and if declared by the Board. At December 31, 2010, undeclared dividends on Series B preferred stock of $246,646 increase the carrying value of the Series B preferred stock and are charged against additional paid-in capital.

The Company may not declare dividends (except dividends on shares of common stock payable in shares of common stock) unless the holders of Series B preferred stock first or simultaneously receive a dividend at least equal to 7 percent per annum on the original Series B preferred stock issuance price of $1.00 per share. After payment of such preferred stock dividends, any additional dividends or distributions shall be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each holder (assuming conversion of all such preferred stock into common stock). Through December 31, 2010, no dividends have been declared or paid by the Company.

Liquidation: In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A–1 Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, before holders of common stock, in an amount equal to the original Series A-1 and Series B preferred stock original issuance price of $1.00 per share, plus all accrued or declared and unpaid dividends on preferred stock, upon a liquidation event, on a pari passu basis. There is no preference in order of payment between Series A-1 and Series B preferred stock if insufficient assets are available to make full payment to these holders. After payment of the full liquidation preference on the preferred stock, the remaining assets available for distribution shall be distributed among the holders of the shares of Series A-1 preferred and common stock, pro rata, based on the number of shares held by each holder, on a pari passu basis.

Conversion: Outstanding shares of Series A-1 and Series B preferred stock are convertible, at the option of the holder, into the Company’s common stock. Series A-1 is converted by dividing the original issue price of $1.00 per share by the then-applicable conversion price. Series B is converted by dividing the original issue price of $1.00 per share plus unpaid dividends, whether or not declared, by the then-applicable conversion price, subject to adjustment. The initial conversion price of Series A-1 and Series B preferred stock shall be equal to the original issue price of $1.00 per share. The conversion price will be adjusted upon a change in the number of outstanding shares of common stock as a result of common stock dividends, stock splits, reorganization, recapitalization, or upon the issuance of additional stock. Automatic conversion will occur upon an initial public offering of at least $20 million and $3 per share.

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14	– Preferred Stock (Continued)
Redemption: At any time on or after June 12, 2014, the holders of at least two-thirds of the then-outstanding shares of Series A-1 and Series B preferred stock may elect, by written notice to the Company (“Redemption Notice”), to have the requested number of outstanding shares of preferred stock redeemed by the Company (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like). In such event, the Company shall redeem the requested number of shares of the outstanding preferred stock, as adjusted, in two equal semi-annual installments, the first installment to be paid within 180 days after the Company receives the Redemption Notice. The Company shall pay the holders of Series A-1 and Series B preferred stock a redemption price equal to the original issue price of $1.00 per share, subject to appropriate adjustment in the event of any stock split, stock dividend, combination, or other similar recapitalization affecting such shares.
Note 15	– Stock Option Plan
General: The Company’s share-based awards are long-term retention plans that are intended to attract and retain the services of employees, directors, and consultants of the Company to provide incentives for such persons to exert maximum efforts for the success of the Company. The employee share-based award plan allows the Company to grant, on a discretionary basis, incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other stock awards. Incentive stock options may be granted only to employees. Stock awards other than incentive stock options may be granted to employees, directors, and consultants. Under the Company’s plan, the Board determines the terms and conditions of options granted, including the exercise price. The exercise price for stock options generally shall not be less than the fair value at the date of grant (generally when the Board approves the grant), and the options expire no later than ten years from the date of grant. Employee stock options generally have a term of ten years and time-based vesting over a period of four years. However, terms of certain stock option grants, including a portion issued pursuant to the Company’s recapitalization in June 2009 and the December 2, 2009 acquisition of Aurora, are entirely vested as of the respective transaction date or vest entirely after a period of two years, while others vest upon sale of the Company to a third party.

Stock Options: In 2005, the Company’s Board adopted the 2005 Equity Incentive Compensation Plan, which provided for the granting of stock options to employees, directors, and consultants of the Company to purchase up to 1,000,000 shares of common stock. In June 2009, the Company’s Board of Directors adopted the 2009 Equity Incentive Compensation Plan (the “Stock Plan”), which provides for the granting of stock options to employees, directors, and consultants of the Company to purchase up to 1,061,723 shares of common stock, including those granted under the 2005 plan. In July 2010, the total number of authorized shares issuable pursuant to the Stock Plan was increased by the Board to a total of 3,031,023 shares. As of December 31, 2010, 358,273 stock options remain available for future grant under the Stock Plan. No options were exercised during 2010.

Stock Based Compensation Expense: The Company allocated stock-based compensation expense for the year ended December 31, 2010 as follows:

Cost of revenues	$4,241
Selling, general, and administrative	27,881
Research and development	8,599

Total stock-based compensation expense	$40,721

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15	– Stock Option Plan (Continued)
The following assumptions were used during 2010 to calculate the fair value of each option award on the date of grant using the Black-Scholes option pricing model:

Risk-free interest rate	2% - 3%
Expected forfeiture rate	8.00%
Expected term range (years)	6 years
Expected dividend yield	0%
Expected volatility	49%
The estimated fair value of the 371,500 options granted during 2010 was an aggregate $106,057, or approximately $0.285 per option, based on the Black-Scholes option pricing model.

Stock Option Activity, Outstanding, and Exercisable: The following summarizes activity related to the Company’s stock options for the year ended December 31, 2010:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Outstanding at December 31, 2009	2,599,050	$0.197

Granted	371,500	0.210
Cancellations	(297,800)	0.181

Outstanding at December 31, 2010	2,672,750	0.200

Exercisable at End of Year	1,627,120	0.194
The following table summarizes information about options outstanding at December 31, 2010:

Options Outstanding
		Weighted-
		Average	Weighted-
Range of		Remaining	Average
Exercise	Number of	Contractual	Exercise	Intrinsic
Prices	Shares	Life	Price	Value

$0.10	238,500	4.79	$0.100	$131,175
$0.20 -$0.22	2,434,250	8.47	0.210	$1,070,718

	2,672,750	8.14	$0.200	$1,201,893

NEXUS BIOSYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15	– Stock Option Plan (Continued)
The following table summarizes information about options exercisable at December 31, 2010:

Options Exercisable
		Weighted-
		Average	Weighted-
Range of		Remaining	Average
Exercise	Number of	Contractual	Exercise	Intrinsic
Prices	Shares	Life	Price	Value

$0.10	238,500	4.79	$0.100	$131,175
$0.20 -$0.22	1,388,620	8.08	0.210	$602,086

	1,627,120	7.60	$0.194	$733,261

The intrinsic value of options is the excess of the value of the Company’s stock over the exercise price of such options.
Note 16	- Subsequent Events
On March 24, 2011, NEXUS AG obtained a CHF 2,000,000 (approximately $2,200,000) credit facility with Credit Suisse in Thun, Switzerland. The interest rate available varies depending on the nature and duration of an advance made under the credit facility and is generally the LIBOR rate plus a margin. The credit facility is secured solely by mortgage notes on the real estate owned by NEXUS AG in Oberdiessbach, Switzerland. There is currently no balance outstanding under this line of credit.
On March 28, 2011, Wako Chemicals USA, Inc. filed a complaint for damages against the Company alleging violation of certain terms of a Certified Vendor Agreement. The management of the Company believes that the claim will not have a material adverse effect on the financial position of the Company.